UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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fuboTV Inc.
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FUBOTV INC.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 15, 2023

On May 1, 2023, fuboTV Inc. (the “Company”) filed with the Securities and Exchange Commission and provided to its shareholders of record as of April 20, 2023 a definitive proxy statement (the “Proxy Statement”) describing the matters to be voted on at our upcoming Annual Meeting of Shareholders, to be held on June 15, 2023 at 12:00 p.m. Eastern time via live webcast (the “Annual Meeting”).

This supplement, dated May 26, 2023 (the “Supplement”), to the Proxy Statement updates, and to the extent inconsistent therewith supersedes, the disclosure in the Proxy Statement to reflect that the New York Stock Exchange Market Watch and Proxy Compliance group informed the Company that, upon review of the Proxy Statement, the group had ruled that Proposal 7 in the Proxy Statement, which seeks shareholder approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 4, Proposal 5 or Proposal 6 (“Proposal 7”), would be considered a “non-routine” matter on which brokers would not be entitled to vote shares held for a beneficial owner absent instructions from the beneficial owner. The Proxy Statement previously advised shareholders that Proposal 7 would be considered a “routine” matter on which brokers would be entitled to vote shares held for a beneficial owner absent instructions from the beneficial owner.

The table in the subsection entitled “Questions and Answers About the 2023 Annual Meeting of Shareholders—How Many Votes Are Required for the Approval of the Proposals to Be Voted Upon and How Will Abstentions and Broker Non-votes Be Treated?” on page 11 of the Proxy Statement is hereby revised in its entirety to read as follows:

PROPOSAL	Votes Required	Effect of Votes Withheld / Abstentions and Broker Non-Votes

Proposal 1: Election of Directors	The plurality of the votes cast. This means that the seven nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.	Votes withheld and broker non-votes will have no effect.
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the votes cast.	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.
Proposal 3: Approval, on an Advisory (Non-Binding) Basis, of the Compensation of Our Named Executive Officers	The affirmative vote of the holders of a majority of the votes cast.	Abstentions and broker non-votes will have no effect.
Proposal 4: Approval of an Amendment to the Company’s 2020 Equity Incentive Plan to, Among Other Things, Increase the Number of Shares of Common Stock Available for Issuance	The affirmative vote of the holders of a majority of the votes cast.	Abstentions and broker non-votes will have no effect.
Proposal 5: Approval of an Amendment to the Company’s Articles of Incorporation That Would Remove Gaming-Related Provisions	The affirmative vote of the holders of a majority of the votes cast.	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.
Proposal 6: Approval of an Amendment to the Company’s Articles of Incorporation That Would Increase the Number of Authorized Shares of Common Stock	The affirmative vote of the holders of a majority of the votes cast.	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.
Proposal 7: Approval of the Adjournment of the Annual Meeting	The affirmative vote of the holders of a majority of the votes cast.	Abstentions and broker non-votes will have no effect.

2023 Proxy Statement Supplement 1

The subsection entitled “Questions and Answers About the 2023 Annual Meeting of Shareholders—What Are Broker Non-votes and Do They Count for Determining a Quorum?” on page 12 of the Proxy Statement is hereby revised in its entirety to read as follows:

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, the proposed amendment to our Articles of Incorporation (the “Articles”) that would remove gaming-related provisions and the proposed amendment to our Articles that would increase the number of authorized shares of Common Stock. On the other hand, each other proposal to be voted on at the Annual Meeting is a non-routine matter and, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on such matters. Broker non-votes count for purposes of determining whether a quorum is present.

The subsection entitled “Proposals to Be Voted On—Proposal 7: Approval of the Adjournment of the Annual Meeting—Vote Required” on page 40 of the Proxy Statement is hereby revised in its entirety to read as follows:

VOTE REQUIRED

This proposal requires the approval of the affirmative vote of the holders of a majority of the votes cast. Abstentions and broker non-votes will have no effect.

Important Information

Except as specifically supplemented or amended by this Supplement, this Supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as each contains information that is important to your decisions in voting at the 2023 Annual Meeting. Additional information is contained in the Proxy Statement that was previously made available to our shareholders. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 10 of the Proxy Statement for instructions on how to do so.
2023 Proxy Statement Supplement 2